EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-37440) pertaining to the (1) HealthStream, Inc. 1994 Employee Stock Option Plan; (2) HealthStream, Inc. 2000 Stock Incentive Plan; and (3) HealthStream, Inc. Employee Stock Purchase Plan, of our report dated March 9, 2007 (except for Note 10 as to which the date is March 12, 2007) with respect to the financial statements of The Jackson Organization, Research Consultants, Inc. included in this Current Report (Form 8-K) of HealthStream, Inc.

/s/ Ernst & Young LLP

Nashville, Tennessee
March 12, 2007